Exhibit 5.1

                               OPINION OF COUNSEL


December 19, 2002

KS E-Media Holdings, Inc.
Suite 1400, 1500 West Georgia Street
Vancouver, British Columbia V6G 226

Attn:    Mayur Pandya, CEO

Re:      KS E-Media Holdings, Inc.
         Form SB-2 Registration Statement

Dear Mr. Pandya:

We have acted as special counsel to KS E-Media Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to an aggregate of 1,380,000 shares of the Company's common stock (the "Shares"). 380,000 of the Shares are being registered on behalf of certain stockholders of the Company and 1,000,000 of the Shares are being registered on behalf of the Company.

We have examined original, photostatic or certified copies of such records of the Company, including the Articles of Incorporation, as amended, the Bylaws and minutes, the Registration Statement and other documents as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to authentic originals of all documents and instruments submitted to us as certified and photostatic copies. As to various questions of fact material to our opinion, we have relied upon representations made to us by the sole officer and director of the Company or authorized agents of Company and we have not conducted or received independent verification of those facts.

We assume that the appropriate action will be taken, prior to the offer and sale of Shares, to register and qualify the Shares, to the extent necessary, under all applicable state securities or "blue sky" laws.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, as to the 380,000 Share being registered on behalf of selling stockholders, are validly issued, fully paid and non-assessable. As to the 1,000,000 Shares being registered on behalf of the Company, such shares will, when issued, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In


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giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission's rules and regulations thereunder.

Sincerely,

WEINTRAUB GENSHLEA CHEDIAK SPROUL
A Law Corporation

/s/ Weintraub Genshlea Chediak Sproul


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